As filed with the Securities and Exchange Commission on February 18, 2003

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 10

                  GENERAL FORM FOR REGISTRATION OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR (g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


                            Ferrellgas Finance Corp.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

             Delaware                                     14-1866671
----------------------------------------    ------------------------------------
(State of incorporation or organization)    (I.R.S. Employer Identification No.)


One Liberty Plaza, Liberty, Missouri                       64068
----------------------------------------    ------------------------------------
(Address of principal executive offices)                 (Zip code)


Registrant's telephone number, including area code: (816) 792-1600


Securities to be registered pursuant to Section 12(b) of the Act: None


Securities to be registered pursuant to Section 12(g) of the Act:

                                  Common Stock
                                ----------------
                                (Title of Class)


                           REDUCED DISCLOSURE FORMAT

 THE REGISTRANT MEETS THE CONDITIONS SET FORTH IN GENERAL INSTRUCTION (I)(1)(A)
   AND (B) OF FORM 10-K AND IS THEREFORE FILING THIS FORM 10 WITH THE REDUCED
                               DISCLOSURE FORMAT.

                                EXPLANATORY NOTE

     All of our issued and outstanding equity securities are owned by Ferrellgas, L.P. Ferrellgas Partners, L.P. is the sole limited partner of Ferrellgas, L.P., holding an approximate 99% limited partner interest. This interest constitutes all of Ferrellgas L.P.'s issued and outstanding equity securities. Ferrellgas Partners is a reporting company under the Exchange Act and has filed all the material required to be filed pursuant to section 13, 14 or 15(d) thereof, as applicable.

ITEM 1.  BUSINESS.

     We were formed on January 16, 2003, as a Delaware corporation. We have nominal assets and do not, and will not in the future, conduct any operations or have any employees. Our sole purpose is to potentially act as co-obligor of future issuances of debt securities of Ferrellgas, L.P. so as to allow investment in those debt securities by institutional investors that may not otherwise be able to make such an investment by reason of Ferrellgas, L.P.'s structure and the legal investment laws of their states of organization or their charters. Ferrellgas, Inc., as the general partner of Ferrellgas Partners and Ferrellgas, L.P., performs all of our management functions.

ITEM 2.  FINANCIAL INFORMATION.

Selected Financial Data

     Balance Sheet Data at end of period:   January 24, 2003
                                           ------------------
     Working capital....................    $          1,000
     Total assets.......................               1,000
     Stockholder's equity:..............    $          1,000

ITEM 3.  PROPERTIES.

     None.

ITEM 4.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

     Not required pursuant to reduced disclosure format.

ITEM 5.  DIRECTORS AND EXECUTIVE OFFICERS.

     Not required pursuant to reduced disclosure format.

ITEM 6.  EXECUTIVE COMPENSATION.

     Not required pursuant to reduced disclosure format.

ITEM 7.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

     Not required pursuant to reduced disclosure format.

ITEM 8.  LEGAL PROCEEDINGS.

     None.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

     There is no established public trading market for our common stock. We have paid no dividends on our common stock and do not anticipate doing so.

ITEM 10.  RECENT SALES OF UNREGISTERED SECURITIES.

     On January 24, 2003, we issued 1,000 shares of common stock to Ferrellgas, L.P. This sale was exempt from registration under Section 4(2) of the Securities Act, no public offering being involved.

ITEM 11.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

     We have authorized 2,000 shares of common stock, par value $1.00 per share, of which 1,000 shares are issued and outstanding and held by Ferrellgas, L.P.

ITEM 12.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Our Certificate of Incorporation and Bylaws provide for indemnification rights and benefits for our officers and directors from and against any and all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person and arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any officer or director may be involved, or is threatened to be involved, as a party or otherwise, by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of ours or is or was serving at our request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, and whether the basis of such proceeding is an alleged action in a n official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent; provided, however, the officers or directors must have acted in good faith, in a manner in which such person or entity believed to be in, or not opposed to, our best interests and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful. We are also under similar obligations to advance expenses to our officers and directors relating to indemnified claims.

     Ferrellgas, Inc. has, to the extent commercially reasonable, purchased and currently maintains insurance, on behalf of the indemnified persons described above, against any liability that may be asserted against or expenses that may be incurred by any such person in connection with our activities or in connection with such persons' activities related to us in such person's professional capacity, regardless of whether we would have the power to indemnify such person against such liability.

     Furthermore, our directors are not personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

*    for any breach of the director's duty of loyalty to us or its stockholders;

* for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

* for unlawful payments of dividends or unlawful stock repurchases or redemptions under Section 174 of the General Corporation Law of the State of Delaware; or

* for any transaction from which the director derived an improper personal benefit.

     None of the indemnification rights described herein are exclusive of any other rights to which any applicable person may be entitled under our Certificate of Incorporation, our Bylaws, an agreement or vote of stockholders or disinterested directors, as a matter of law or otherwise, both as to action in such person's official capacity with us and as to action in another capacity while holding such office, and shall continue after such person has ceased to be our officer or director and shall inure to the benefit of their heirs, executors and administrators.

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

     See Item 15. Financial Statements and Exhibits.

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

     None.

ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS.

     (a) Financial Statements.

     See Financial Statements beginning on page F-1.

     (b) Exhibits.

     The exhibits set forth under "Index to Exhibits" beginning on page E-1 are filed as part of this registration statement on Form 10. Those exhibits required by Item 601 of Regulation S-K of the Securities Act, which are not set forth under Index to Exhibits, are not applicable.

                         INDEX TO FINANCIAL STATEMENTS

Ferrellgas Finance Corp.                                   Page
------------------------                                  ------
Independent Auditors' Report ............................. F-2

Balance Sheet - January 24, 2003 ......................... F-3

Note to Balance Sheet .................................... F-4

INDEPENDENT AUDITORS' REPORT

Board of Directors
Ferrellgas Finance Corp
Liberty, Missouri

     We have audited the accompanying balance sheet of Ferrellgas Finance Corp. (a wholly-owned subsidiary of Ferrellgas, L.P.), as of January 24, 2003. This balance sheet is the responsibility of Ferrellgas Finance Corp.'s management. Our responsibility is to express an opinion on this balance sheet based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, such balance sheet presents fairly, in all material respects, the financial position of Ferrellgas Finance Corp. as of January 24, 2003 in conformity with accounting principles generally accepted in the United States of America.


DELOITTE & TOUCHE LLP
Kansas City, Missouri
January 24, 2003

                            FERRELLGAS FINANCE CORP.
                (a wholly-owned subsidiary of Ferrellgas, L.P.)

                                 BALANCE SHEET
                                January 24, 2003




             ASSETS
            ------------------------------------------------------------
             Cash.............................................    $1,000
                                                                --------
             Total Assets.....................................    $1,000
                                                                ========



             STOCKHOLDER'S EQUITY
            ------------------------------------------------------------
             Common stock, $1.00 par value; 2,000 shares authorized
              1,000 shares issued and outstanding.............    $1,000
                                                                --------
             Total Stockholder's Equity.......................    $1,000
                                                                ========


                           See note to balance sheet.

                            FERRELLGAS FINANCE CORP.
                (a wholly-owned subsidiary of Ferrellgas, L.P.)

                             NOTE TO BALANCE SHEET
                                JANUARY 24, 2003

A. Formation

     Ferrellgas Finance Corp. (the "Finance Corp."), a Delaware corporation, was formed on January 16, 2003 and is a wholly-owned subsidiary of Ferrellgas, L.P. (the "Partnership").

     The Partnership contributed $1,000 to the Finance Corp. on January 24, 2003 in exchange for 1,000 shares of common stock. Finance Corp. has had no operations since its inception.

                                    SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Liberty, State of Missouri, on February 18, 2003.

                           FERRELLGAS FINANCE CORP.


                           By: /s/ Kevin T. Kelly
                               -------------------------------------------------
                               Kevin T. Kelly
                               Senior Vice President and Chief Financial Officer

                               INDEX TO EXHIBITS

 Exhibit
  Number                        Description
----------                    ---------------

   3.1 Certificate of Incorporation of Ferrellgas Finance Corp. filed with the Delaware Secretary of State on January 16, 2003. Incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K of Ferrellgas Partners, L.P. filed
                February 18, 2003.

   3.2          Bylaws of Ferrellgas Finance Corp. adopted on January 16, 2003.
                Incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K of Ferrellgas Partners, L.P. filed
                February 18, 2003.

# 10.1 Ferrell Companies, Inc. Supplemental Savings Plan, Restated January 1, 2000. Incorporated by reference to Exhibit 99.1 to the Current Report on Form 8-K of Ferrellgas Partners, L.P. filed February 18, 2003.

# 10.2          Second Amended and Restated Ferrellgas Unit Option Plan.
                Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of Ferrellgas Partners, L.P. filed June 5, 2001.


# 10.3          Ferrell Companies, Inc. 1998 Incentive Compensation Plan.
                Incorporated by reference to Exhibit 10.12 to the Annual Report on Form 10-K of Ferrellgas Partners, L.P. filed
                October 29, 1998.

# 10.4          Employment agreement between James E. Ferrell and
                Ferrellgas, Inc., dated July 31, 1998. Incorporated by reference to Exhibit 10.13 to the Annual Report on Form 10-K of Ferrellgas Partners, L.P. filed October 29, 1998.

# 10.5          Employment agreement between Patrick Chesterman and
                Ferrellgas, Inc. dated July 31, 2000. Incorporated by reference to Exhibit 10.19 to the Annual Report on Form 10-K of Ferrellgas Partners, L.P. filed October 26, 2000.

# 10.6          Employment agreement between Kevin Kelly and Ferrellgas, Inc.
                dated July 31, 2000.  Incorporated by reference to Exhibit 10.22 to the Annual Report on Form 10-K of Ferrellgas Partners, L.P.
                filed October 26, 2000.
______________________________________________
    #           Management contracts or compensatory plans.